Exhibit 10.18

REF: F:/Sadot/PimiMarion/TenancyAgreement_KibbutzAlonim/BSR/17.3.09
[TRANSLATED FROM THE HEBREW]

UNPROTECTED TENANCY AGREEMENT

Made at Kibbutz Alonim this 30th day of December 2008

BETWEEN:	Kibbutz Alonim

(hereinafter referred to as “the Kibbutz” or “the Landlord”)

AND:	Pimi Marion Holdings Ltd. (Pimi Agro)

PC 513497123
of PO Box 117 Hozot Alonim

Telephone: 072-2116144; Mobile 054-6569978; Fax: 04-9834506

(hereinafter referred to as “the Tenant”)

WHEREAS	the Landlord is the exclusive owner of the rights in the structure of the premises involved in this agreement having an area of 70 sq.m. and situated at the Kibbutz (hereinafter referred to as “the premises”);

AND WHEREAS	the Landlord wishes to let the premises to the Tenant for the term and on the conditions set out in this agreement;

AND WHEREAS	the Tenant wishes to rent the premises from the Landlord on a tenancy to which the Tenants’ Protection Law will not apply and in accordance with the conditions of this agreement.

NOW THEREFORE IT IS WARRANTED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	Introduction

(a)	The recitals hereto constitute an integral part hereof.

(b)
The Kibbutz’s representative in all respects relating to this agreement shall be the Kibbutz lettings manager and/or such person as from time to time appointed for the purpose by the Kibbutz management.

(c)	Any previous agreement and/or memorandum of agreement made between the parties, either in writing or orally, is hereby revoked, ex abundanti cautela, without any mutual demand or complaint.

(d)	The headings below are solely for the sake of convenience and shall not be applied in the interpretation of the clauses.

2.	The Tenancy Terms

The Landlord hereby lets the premises to the Tenant and the Tenant hereby rents them from the Landlord for a term of 12 + 12 months, namely until 31st December 2010, at which time this agreement and the relationship between the parties shall come to an end and the Tenant shall be liable to vacate the premises and return possession of them to the Landlord, unless they first reach another signed, written agreement. The Tenant shall have a right of first refusal to use the premises for one further term of 12 months, provided that the following conditions are fulfilled -

(a)	The Tenant shall give written notice thereof to the Landlord 60 days in advance shortly before the end of the said term.

(b)	The Tenant shall have performed his obligations in accordance with this agreement in full and on time.

(c)
The premises and/or the site of the premises shall not then be needed by the Kibbutz for purposes of construction and/or a real estate project or for another use as determined by the Kibbutz in its discretion.

(d)	No written objection has been received from the regional council or the Administration in respect of the use of the premises as defined in the “object of the tenancy”.

(e)
The monthly rent during the additional term of the tenancy shall be increased by 5% in comparison with the rent during the previous term, and if the option term is for several years, the rent shall be increased by 5% in comparison with the previous year of the tenancy.

Non-Application of the Tenants’ Protection Law

3.
The Tenant acknowledges that the premises are property that since 5728 was vacant of any tenant entitled to occupy them and the Tenants’ Protection Law (Consolidated Version), 5732-1978 shall not apply to the tenancy herein and that he will not be protected under the Tenants’ Protection Law and/or any other legislation now existing or enacted in the future (hereinafter referred to as “the Tenants’ Protection Law”).

The Tenant warrants that he has not made or undertaken to make any payment whatsoever to the Landlord, either directly or indirectly, as key money or any other benefit or payment for the tenancy of the premises, other than the rent as set out below and he hereby waives in advance any demand for the rent as set out below and he hereby waives in advance any demand for key money or any other payment of any type whatsoever or for any amount whatsoever. He acknowledges and agrees that the provisions of the Tenants’ Protection Law that deal with key money will not apply to the tenancy of the premises.

4.	The Object of the Tenancy

The object of the tenancy is solely for using the premises merely for the office business of the Tenant.

The Tenant may not alter the object of the tenancy or use the premises otherwise than in accordance with the object of the tenancy and no plea shall therefore be admissible that it has been agreed to alter the object of the tenancy, unless the same is done with the prior written consent of the Landlord.

5.	The Rent

In consideration for the tenancy of the premises the Tenant shall pay the Landlord the shekel equivalent of
NIS 2,100.0
2 telephone lines	NIS 43.3
VAT	NIS 332.2
NIS 2,475.5

in the manner and at the times following (hereinafter referred to as “the rent”) -

(a)	The first payment of the rent for three months shall be made on signing this agreement.

(b)	The rent shall be paid once monthly in advance.

(c)	The rent shall be subject to the addition of VAT at the rate thereof on the date of payment. The Tenant shall be given a tax invoice.

(d)
To facilitate collection of the rent, the Tenant shall deposit with the Landlord 12 cheques in the sum of NIS 2,475.5 each, maturing on the second day of each month, as a condition for receiving a key to the premises and possession of them being delivered to the Tenant as set out in this agreement. The accounting in respect of rate differences shall be made three-monthly and in accordance with the results of the accounting the Tenant shall pay the Landlord  the rate differences, plus VAT and the Landlord shall issue a tax invoice to the Tenant in respect thereof.

(e)
Rent that is not paid to the Landlord on time shall become a liquidated debt. In respect of a liquidated debt the Tenant shall be liable to pay the Landlord interest at the maximum unauthorised overdraft rate then prevailing at the bank 0.6% per month, and a letter from that bank will constitute adequate proof as to the interest rate.

(f)	To secure payment of the rent, the Tenant shall on signing this agreement give the Landlord a non-negotiable, undated, signed cheque to the order of the Landlord in the sum of NIS 6,300, without VAT.

6.	Delivering Possession of the Premises to the Tenant

(a)	Possession of the premises shall be delivered / was delivered to the Tenant on 1st January 2009 (in this agreement referred to as “the date of delivering possession of the premises to the Tenant”).

(b)	On the date of delivering possession of the premises to the Tenant minutes shall be prepared and signed by both parties detailing the state of the premises.

7.	Absence of Non-Conformity

The Tenant hereby confirms and declares that he has seen the premises and examined them with the eyes of a tenant and he declares that he has received the premises in satisfactory and clean condition and he undertakes to return them to the Landlord in that condition and consequently he neither has nor will have any complaint of non-conformity of any type whatsoever.

8.	Additional Payments / Additional Obligations of the Tenant

(a)
The Tenant shall bear all the expenses and payments deriving from his possession of the site of the premises for which the occupier of property is liable, including rates, levies and official fees as determined from time to time by the regional council and every other payment required by the regional council and/or the Administration and/or any other entity in connection with the conduct of the business on the premises.

(b)
The Tenant may fit an appropriate direction sign in respect of his business on the premises. The position, size and contents of such sign shall be coordinated in advance with the Landlord and in the event that it is necessary to pay sign charges in accordance with the requirement of the local authority (sign tax), the Tenant shall bear the payment thereof.

(c)	The premises will be used all days of the week.

(d)	The Tenant shall, at his own expense, arrange for the cleaning of the premises and their surroundings and for the removal of packages from the yard.

(e)
It is expressed that those working on the premises during the term of the tenancy shall be solely the Tenant’s employees and that there is no labour relationship between the Tenant and/or his employees and the Kibbutz.

In the event that the Kibbutz is nevertheless made liable for any payment deriving from a determination with regard to the existence of a labour relationship between them and the Kibbutz, the Tenant undertakes to indemnity it for any such payment immediately on demand.

(f)
The Tenant shall avoid the creation of any nuisance and/or disturbance to the Kibbutz, its members, its way of life and business and in that connection he shall refrain from unreasonable noise, the creation of environmental hazards, and he shall keep the premises and their surroundings clean and bear the expenses of removing the waste caused due to the operation of his business.

9.	Non-Transfer of Rights

(a)
The Tenant may in no event transfer his rights pursuant to this agreement or any of them or the use or possession of the premises or any part of them, either for or without consideration, for any part whatsoever of the term of the tenancy, unless the Landlord’s prior written, express consent is given thereto. For the avoidance of doubt, it is expressed that the Kibbutz shall, in its discretion, not be liable to give its consent thereto.

(b)
The Tenant may not charge and/or pledge to any person or entity his rights in the premises or his contractual rights under this agreement without obtaining the Landlord’s prior written, express consent thereto. For the avoidance of doubt, it is expressed that the Kibbutz shall, in its discretion, not be liable to grant its consent thereto.

(c)	The Landlord may transfer its rights in the premises without needing the Tenant’s consent, subject to the Tenant’s rights pursuant to this agreement being preserved.

10.	Changes Not to be Made to the Premises

(a)
The Tenant hereby undertakes not to do to or on the premises and/or their fittings and/or the site of the premises any building and/or demolition work whatsoever, including internal changes, without obtaining the Landlord’s prior written, express consent thereto. For the avoidance of doubt, it is expressed that the Landlord shall not be liable to grant its consent thereto.

In the event that the Landlord does grant its consent, it may, in its discretion, make it subject to conditions (for example the production of a detailed, approved plan), including the payment.

In any event, for the avoidance of doubt it is expressed that everything involved in such building / demolition works as aforesaid shall be done at the Tenant’s expense and risk, including everything involved in obtaining permits in accordance with the law.

(b)
Any such modification and/or building work as aforesaid shall remain the sole property of the Landlord, without the Tenant being able to require any payment from the Landlord in respect thereof and/or make any assertion as to the betterment of the premises. The Tenant may at no time _______ and/or demolish what he has built or altered but on vacation the Landlord may require the Tenant to reinstate the premises (as regards what the Tenant has built or altered) and the Tenant shall be liable to do so as soon as possible at his own expense and risk.

11.	Duty to Safeguard and Maintain

(a)	The Tenant undertakes to keep the premises and to maintain them and all the equipment and accessories throughout the term of the tenancy and to use them carefully and reasonably.

(b)
The Tenant shall at his own expense bear and repair without delay any damage, harm or fault on the premises deriving from his use of the premises and bring any damage, harm or fault as aforesaid that are of significance to the knowledge of the Landlord. Should the Tenant not make such repair, the Landlord may (but need not) in its discretion repair it at any time at the Tenant’s expense in such way and through such workmen as the Landlord deems fit, and an invoice signed by the person performing the repairs shall serve as conclusive proof of the expense that the Tenant shall be liable to pay and/or refund to the Landlord immediately on first demand, and such an expense as aforesaid that has been incurred by the Landlord shall be treated in the same way as the payment of rent.

The Landlord, for its part, shall at its own expense bear the expenses of repairing structural damages or faults like a burst water pipe within the walls or a burst within the walls, provided that they do not derive from the Tenant’s use of the premises.

12.	Right to Visit and Examine

The Landlord may, but need not, from time to time on reasonable notice, visit the premises in order to verify the fulfilment of the Tenant’s duty duly to maintain and safeguard them and to verify that the premises and their fittings are in satisfactory condition and to verify that the Tenant is indeed performing his obligations to the Landlord pursuant to this agreement.

In addition, the Tenant undertakes to permit the Landlord or anyone acting on its behalf to enter the premises and visit them in order to show them to potential tenants or purchasers, provided that the same shall not constitute an appreciable disturbance to the Tenant’s routine work.

13.	Duty to Vacate and Return Possession

The Tenant hereby undertakes (in accordance with the provisions of this agreement) to vacate the premises and return possession of them to the Landlord, the premises being fit for immediate use (save for reasonable and usual wear and tear deriving from the careful and reasonable use of the premises).

It is hereby agreed between the parties that in addition to any other relief, after the end of the term of the tenancy, either pursuant to this agreement or due to its termination by the Landlord further to and as a result of its breach by the Tenant, the Landlord may enter the premises, seize possession of them and move anything belonging to the Tenant that is found on the premises to any place of storage at the Tenant’s expense.

Without prejudice to any right, remedy or relief available to the Landlord pursuant to this agreement and/or by law, the Tenant shall pay the Landlord $ 150 per day of delay in vacating the premises pursuant to this agreement. The compensation has been estimated and agreed in advance as reasonable, and the Tenant shall be precluded from making any complaint in such respect.

14.	Act or Omission - Duty to Indemnify

The Tenant hereby undertakes to indemnify / compensate the Landlord on first demand in respect of any payment and/or expense incurred by the Landlord because of any claim, demand, order or judgment, if at all, against the Landlord due to any act or omission of the Tenant in any respect relating to the conduct of the Tenant’s business on the premises.

15.	Insurance Duty

The Tenant undertakes to insure the premises and the conduct of its business in their real value against all risks, including fire, flood, burglary and theft, and earthquake, employers’ insurance and insurance against causing damage to third party persons and property, with a reliable insurance company based in Israel. The Tenant hereby undertakes to purchase the insurance and persist in payment of the necessary premium throughout the term of the tenancy.

The Landlord (with cross liability with all its members and residents) shall be specified in every such policy as an additional insured and/or a beneficiary, both for the cover of its property interest in the premises and for the avoidance of claims or subrogation by the insurance company.

A copy of the policy / policies shall be furnished to the Landlord by the Tenant within 15 days of the making of this agreement. In any event, the Tenant undertakes to compensate the Landlord for any expense, damage or loss caused to the premises, if not fully covered by the insurance benefits. Insurance benefits that are paid in respect of an insurance event due to property damage to the premises shall first be applied for the repair and reinstatement of the premises.

In addition, the Tenant undertakes to procure the addition to the insurance policy of a clause relating to advance notice, according to which the insurance company shall give advance notice to the Landlord of its intention to cancel the insurance policy at least 30 days before doing so, in written notice to be given by the insurance company to the Landlord by registered mail.

16.	Fundamental Breach

(a)	It is agreed that each one of the following acts and/or omissions shall also be regarded as a fundamental breach by the Tenant:

(1)	failure to pay rent on time, namely a default in excess of 15 days;

(2)	neglect of the premises or carelessness in caring for them;

(3)	not repairing significant harm or damages to the premises;

(4)	making a change or addition to the premises that is not first agreed in writing by the Landlord;

(5)	changing the object of the premises’ use or delivering the use thereof to others.

(b)
It is hereby agreed that in the event that the Tenant breaches a fundamental condition of this agreement as set out in the provisions of this agreement, and such breach is not remedied by the Tenant within seven days of notice thereof being sent to the Tenant, the Landlord shall be entitled further to such fundamental breach to terminate the agreement, claim vacation of the premises and exhaust all the relief vested in the Landlord pursuant to the provisions of this agreement and/or the law vis-a-vis the Tenant.

(c)
In the event that the Tenant breaches a condition that is not fundamental to this contract, if 30 days after being so required by the Landlord the Tenant has not remedied the breach, the Landlord shall be entitled to terminate the contract.

(d)	As regards the provisions of this agreement, the date of termination pursuant to the provisions of clauses 17(b) or 17(c) above shall be regarded as the end of the term of the tenancy.

(e)	Notwithstanding as aforesaid, the Kibbutz may also terminate the agreement forthwith in each of the following cases:

(1)
in the event that the Tenant has been declared bankrupt and/or a receivership order has been awarded against him and/or an attachment of his assets has been imposed and not removed within 30 days and/or in the event that a provisional or permanent winding-up order has been awarded against the Tenant and/or in the event that the creditor [sic] has entered into proceedings for a suspension of proceedings and a creditors arrangement in court;

(2)	in the event that the Kibbutz is obliged to terminate the agreement by law, such as in accordance with an order from a government entity and/or the Israel Land Administration.

17	Waiver and/or Forgiveness

(a)	An extension, waiver or forgiveness by one party in favour of the other shall be ineffective unless given in writing.

(b)	An extension, waiver or forgiveness in a particular case or matter shall not be construed as a binding precedent in respect of any further or other case or matter.

(c)	The Landlord’s failure to enforce a right shall not per se be construed as a waiver or forgiveness and the Tenant shall not thereby be entitled to claim estoppel against the Landlord.

18.	Notices

(a)
Notices on any important or material matter relating to or deriving from this agreement or the tenancy pursuant hereto shall be given in writing at the address appearing in the heading hereto. Written notice shall be given of any change of address.

(b)
Notice by one party to the other that is posted by registered mail in accordance with the address appearing below shall be regarded as given to the addressee on the expiration of four days from being posted in Israel:

the Landlord - Kibbutz Alonim, MP Alonim 30040

the Tenant - during the term of the tenancy - PO Box 117, Hozot Alonim; and thereafter _______________.

19.	Payment Not to be Set Off or Withheld

For the avoidance of doubt, it is expressed that the Tenant shall make all the payments owed by him by virtue of this agreement on time. The Tenant may not set off or withhold any payment to the Landlord (thus, for example, should the Tenant have any complaint, he shall first pay the Landlord and then, after his complaint has been enquired into, should the Tenant be found right, he will be credited accordingly).

20.	Business Licence and/or Permit According to Law

(a)
The Tenant shall at his own expense and in his own name procure and obtain all the licences required for the operation of the business on the premises and make every payment necessary to that end and he shall bear full liability for not performing the conditions for the operation of the business that are required by law, including fire extinguishing equipment, the safety of the building etc. Without prejudice to the generality of the aforegoing, the Tenant shall obtain all the licences and approvals for the conduct of the business and produce them to the Kibbutz.

(b)
It is further hereby declared and agreed for the avoidance of doubt that the Tenant is in any event precluded from making changes to the premises contrary to any existing licence and/or without obtaining a suitable licence from the appropriate and/or competent authorities. Should the Tenant make any change whatsoever to the premises or their walls without a licence or by changes cause damage to the building or engage there in a business without a due permit, all the expenses, including fines, compensation and court and other costs that are caused to the Landlord, shall be borne by the Tenant, and the Tenant undertakes to pay them to the Landlord within seven days of the Landlord’s first written demand. Should the Landlord pay any amount to any authority in connection with the aforegoing, the Tenant hereby undertakes to refund the amount to the Landlord in accordance with receipts that it furnishes to the Tenant, within seven days of the Landlord’s first written demand.

21.	The Requirement of Writing

Any amendment, addendum or modification to this agreement shall require a written document signed by both parties.

22.	Collateral

To secure the performance of the Tenant’s obligations in accordance with this agreement and for the purpose of compensating and indemnifying the Landlord for any damages and losses occasioned to the Landlord due to a breach of the agreement or any of its conditions, including causing damage to the premises or its accessories and for collecting the payments for which the Tenant is liable pursuant to this agreement and the compensation in respect of not vacating the premises on time and also advocate’s professional fees and court costs, the Tenant shall on signing this agreement give the Landlord a promissory note as security in respect whereof the following provisions shall apply -

(a)	The promissory note shall be to the order of the Landlord.

(b)	The promissory note shall be “non-negotiable”.

(c)	The date of its signature shall be specified thereon but not the date of its maturity, and the Landlord may complete it accordingly when it falls due.

(d)	The promissory note shall be signed by the Tenant and two good guarantors to the satisfaction of the Landlord.

(e)
The promissory note shall be returned to the Tenant within 30 days of his request after the end of the relationship involved in this agreement, provided that a reasonable time has by then expired for examining whether the Tenant has performed his obligations pursuant to this agreement.

(f)	The promissory note shall be in the sum of NIS ______, together with a comment that it is linked to the consumer price index.

(g)
In addition, to secure the performance of all the Tenant’s obligations pursuant to this agreement, the Tenant shall on signing this agreement deposit with the Landlord an autonomous bank guarantee in the sum of NIS ______, linked to the index, and effective until 30 days after the term of the agreement. In the event of the term of the agreement being extended and/or in the event that the guarantee is effective for less than the term of the agreement, the Tenant authorises the Landlord to require the bank to extend the term of the guarantee until 30 days after the term of the agreement as aforesaid.

On expiration of the term of the agreement and the performance of all the Tenant’s obligations pursuant hereto, the Landlord shall return the bank guarantee to the Tenant.

EXTENSION OF TENANCY AGREEMENT APPENDIX

Made at _______________ this 1st day of January 2009

BETWEEN:	Kibbutz Alonim

(hereinafter referred to as “the Landlord”)
of the One Part
AND:	____________________
of _______________________
(hereinafter referred to as “the Tenant”)
of the Other Part

WHEREAS	on January 1, 2009 a tenancy agreement (hereinafter referred to as “the tenancy agreement”) was made between the Landlord and the Tenant for a term expiring on 31st December 2008;

AND WHEREAS	at the Tenant’s request the Landlord has agreed to extend the tenancy agreement for an additional term, subject to the conditions of this appendix below.

NOW THEREFORE IT IS WARRANTED, PROVIDED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	This appendix constitutes an integral part of the tenancy agreement.

2.
The term of the tenancy pursuant to the tenancy agreement is hereby extended for a term of a further 12 months, namely until 31st December 2009 (hereinafter referred to as “the extended term of the tenancy”).

3.	The parties have surveyed the premises and agree that its area stands at 70 sq.m.

4.
The monthly rent during the extended term of the tenancy shall be NIS 35 for sq.m., plus VAT. In addition, the Tenant shall pay an amount in accordance with the Bezeq tariff per month in respect of the two telephone lines installed on the premises.

5.
For the avoidance of doubt, in addition to the rent the Tenant shall continue to make all the payments and pay all the expenses deriving from his possession of the premises as prescribed in the tenancy agreement, including rates.

6.	The Tenant is granted an option to extend the extended term of the agreement for a further 12 months (2010), subject to fulfilment of all the following conditions -

6.1
The Tenant has given written notice to the Landlord of his desire to exercise the option no later than 60 days prior to the end of the extended term of the tenancy and given to the Kibbutz at that time 12 post-dated cheques for the rent for the whole of 2010. Such notice as aforesaid shall be binding as regards the Tenant and irrevocable.

6.2
The Tenant has performed all his obligations pursuant to the tenancy agreement during the extended term of the tenancy, in full and on time, and in that connection has borne all the payments for which he was liable in full and on time.

6.3	The premises are not needed by the Kibbutz for other purposes.

6.4	The Kibbutz has not received a demand from the local committee and/or the Israel Land Administration to stop using the premises.

6.5	The monthly rent shall be revised during the option term and stand at NIS 2,450, plus VAT (instead of NIS 2,100 during the extended term of the tenancy).

7.
As a condition for agreeing to the extension the Tenant shall deposit with the Landlord 12 cheques equal to the aforegoing monthly payments, maturing on the fifth day of each month starting from January 2009.

8.
All the conditions of the tenancy agreement shall apply to the extended term of the tenancy, other than the conditions expressly modified in this appendix. For the avoidance of doubt, it is agreed that the collateral given pursuant to the tenancy agreement shall also continue in force and effect in respect of the extended term of the tenancy pursuant to this appendix and insofar as they expire, they shall be renewed forthwith.

9.	The parties confirm that the Tenant’s debt to the Landlord on the date hereof stands at NIS 3,059, plus current electricity. The Tenant undertakes to discharge the said debt by 1st January 2009.

10.
The Tenant declares that he has no claim, demand or complaint against the Landlord in connection with the term of the tenancy to the date hereof and that in any event the extension of the agreement is in discharge of any such complaint by him.

AS WITNESS THE HANDS OF THE PARTIES

(Signed and stamped)	(Signed and stamped)

The Kibbutz	The Tenant